PROSPECTUS SUPPLEMENT (To prospectus dated November 26, 2003)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-109802

7,600,000 Units

Merrill Lynch & Co., Inc.

Strategic Return Notes®

Linked to the Select Utility Index due February 25, 2009

(the “Notes”)

$10 original public offering price per Unit

The Notes:

•   Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•   Exchangeable at your option for a cash payment during a specified period in February of each year from 2005 through 2008 as described in this prospectus supplement.

•   No payments prior to maturity unless exchanged.

•   Linked to the value of the Select Utility Index (index symbol “UUO”).

•   The Notes initially will not be listed on any securities exchange. However, we have applied to have the Notes listed on the AMEX under the trading symbol “UUD” and, if approval is granted subsequent to the initial public offering of the Notes, the Notes will be listed on the AMEX at such time. We make no representation, however, that the Notes will be listed on the AMEX at any time or, if listed, will remain listed for the entire term of the Notes.

•   Expected closing date: February 25, 2004.

Payment at maturity or upon exchange:

•   At maturity or upon exchange, you will receive a cash amount based upon the percentage change in the value of the Select Utility Index, which will reflect the total return of twenty dividend-paying utility stocks selected from the S&P Utilities Sector, reconstituted quarterly, less an annual index adjustment factor of 1.5%.

•   At maturity or upon exchange, the amount you receive will depend on the value of the Select Utility Index. The value of the Select Utility Index must increase in order for you to receive at least the original public offering price of $10 per Note at maturity or upon exchange. If the value of the Select Utility Index has declined or has not increased sufficiently, you will receive less, and possibly significantly less, than the original public offering price of $10 per Note.

Investing in the Notes involves risks that are described in the “ Risk Factors” section beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit		Total
Public offering price(1)	$10.00		$76,000,000
Underwriting fee	$.20		$1,520,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.90	*	$75,240,000

(1)	The public offering price and the underwriting fee for any single transaction to purchase 100,000 Units or more will be $9.90 per Unit and $.10 per Unit, respectively.

*	$.10 per Unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled “Underwriting” in this prospectus supplement.

Merrill Lynch & Co.

The date of this prospectus supplement is February 18, 2004.

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.

Prospectus Supplement

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Strategic Return Notes® Linked to the Select Utility Index due February 25, 2009 (the “Notes”). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Select Utility Index and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on February 25, 2009, unless exchanged by you as described in this prospectus supplement.

A Unit will represent a single Note with an original public offering price of $10.00 (a “Unit”). You may transfer the Notes only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

What will I receive upon maturity of the Notes?

At maturity, if you have not previously exchanged your Notes, you will receive a cash payment on the Notes equal to the “Redemption Amount”.

The “Redemption Amount” per Unit will equal:

$9.90 ×	(	Ending Value	)
Starting Value

The Select Utility Index will need to increase in order for you to receive a Redemption Amount equal to or greater than the original public offering price, and, if the value of the Select Utility Index declines or has not increased sufficiently, you will receive less, and possibly significantly less, than the original public offering price of the Notes.

The “Starting Value” equals 100, the value to which the Select Utility Index was set on February 18, 2004, the date the Notes were priced for initial sale to the public (the “Pricing Date”).

For purposes of determining the Redemption Amount, the “Ending Value” means the average, arithmetic mean, of the values of the Select Utility Index at the close of the market on five business days shortly before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day’s closing value if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of a stock included in the Select Utility Index or certain futures or options contracts relating to a stock included in the Select Utility Index.

For more specific information about the Redemption Amount, please see the section entitled “Description of the Notes” in this prospectus supplement.

Examples

Here are two examples of Redemption Amount calculations:

Example 1—The Select Utility Index at maturity is below the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 20.00

Redemption Amount (per Unit)	=	$9.90	×	(20.00)	=	$1.98
100.00

Total payment at maturity (per Unit) = $1.98

Example 2—The Select Utility Index at maturity is above the Starting Value:

Starting Value: 100.00

Hypothetical Ending Value: 180.00

Redemption Amount (per Unit)	=	$9.90	×	(180.00)	=	$17.82
100.00

Total payment at maturity (per Unit) = $17.82

How does the exchange feature work?

You may elect to exchange all or a portion of your Notes during a specified period in the month of February in the years 2005 through 2008 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this prospectus supplement. The amount of the cash payment you receive upon exchange (the “Exchange Amount”) will be equal to the Redemption Amount, calculated as if the Exchange Date, as defined in this prospectus supplement, were the stated maturity date, except that the Ending Value will be equal to the closing value of the Select Utility Index on the Exchange Date. The Exchange Amount will be paid three Business Days following the Exchange Date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount at maturity. The Exchange Amount you receive may be greater than or less than the Redemption Amount at maturity depending upon the performance of the Select Utility Index during the period from the Exchange Date until the stated maturity date. In addition, if the value of the Select Utility Index has not increased sufficiently above the Starting Value, the Exchange Amount will be less than the original public offering price.

For more specific information about the exchange feature, please see the section entitled “Description of the Notes—Exchange of the Notes Prior to Maturity” in this prospectus supplement.

Who publishes the Select Utility Index and what does the Select Utility Index measure?

The Select Utility Index is calculated and disseminated by the AMEX under the index symbol “UUO”. The Select Utility Index is a modified market capitalization-weighted index which reflects the price changes and dividends of twenty dividend-paying stocks selected from the S&P Utilities Sector based upon the criteria described herein, less an annual index adjustment factor of 1.5% applied daily (the “Index Adjustment Factor”). The Select Utility Index was established with a benchmark value of 100.00 on February 18, 2004 (the “Origination Date”) and the certain stocks which comprise the Select Utility Index will be added proportionally over the five scheduled Index Business Days including and immediately following the Origination Date. The Select Utility Index will be reconstituted during a 5 Index Business Day period immediately preceding and including the 25th of each February, May, August and November of each year, beginning May 25, 2004, or, under certain circumstances, on a day shortly after such date as described in this prospectus supplement. For more specific information about the Select Utility Index and its reconstitution, and the Index Adjustment Factor, please see the section entitled “The Select Utility Index” in this prospectus supplement.

The Notes are debt obligations of ML&Co. and an investment in the Notes does not entitle you to any ownership interest in the stocks included in the Select Utility Index (collectively, the “Select Utility Stocks”).

How has the Select Utility Index performed historically?

The value of the Select Utility Index was set to 100 on the Origination Date. While historical information on the Select Utility Index does not exist prior to the Pricing Date, for those Select Utility Stocks which comprise the Select Utility Index as of February 18, 2004, we have included a brief description of each of the companies and historical stock price information for the Select Utility Stocks in Annex A to this prospectus supplement.

Will I receive interest payments on the Notes?

You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as fixed or floating interest rates paid on standard senior non-callable debt securities, in exchange for the Exchange Amount or the Redemption Amount.

What about taxes?

The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. hereby agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select Utility Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

Will the Notes be listed on a stock exchange?

The Notes initially will not be listed on any securities exchange. However, we have applied to have the Notes listed on the AMEX under the trading symbol “UUD” and, if approval is granted subsequent to the initial public offering of the Notes, the Notes will be listed on the AMEX at such time. We make no representation, however, that the Notes will be listed on the AMEX at any time or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that any listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Notes” in this prospectus supplement.

What is the role of MLPF&S?

Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between the status of MLPF&S as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis.

For information about ML&Co., see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read other documents we have filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

Are there any risks associated with my investment?

Yes, an investment in the Notes is subject to risks. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

RISK FACTORS

Your investment in the Notes will involve risks. An investment in the Notes involves credit risks which are identical to those related to investments in any other debt obligations of ML&Co., and additional risks which are similar to investing in each of the Select Utility Stocks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

We will not repay you a fixed amount of principal on the Notes at maturity or upon exchange. The payment on the Notes will depend on the change in the value of the Select Utility Index. Because the value of the Select Utility Index is subject to market fluctuations, the amount of cash you receive may be more or less than the original public offering price of your Notes. If the applicable Ending Value, at maturity or at the time you exchange your Notes, is less than or not sufficiently above the Starting Value, then the amount you receive will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. The original public offering price of $10 per Unit exceeds the $9.90 per Unit amount used to calculate the Redemption Amount and therefore the Select Utility Index must increase in order for you to receive a Redemption Amount or Exchange Amount equal to the original public offering price.

The value of the Select Utility Index is expected to affect the trading value of the Notes

The market value of the Notes will depend substantially on the amount by which the Select Utility Index exceeds or does not exceed the Starting Value. The value of the Notes is related to the Select Utility Index, and consequently, a sale of the Notes may result in a loss. Additionally, because the trading value and perhaps final return on your Notes is dependent on factors in addition to the Select Utility Index, such as our credit rating, an increase in the value of the Select Utility Index will not reduce the other investment risks related to the Notes.

Changes in our credit ratings may affect the trading value of the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the value of the Select Utility Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Your investment may be concentrated

An investment in the Notes may carry risks similar to a concentrated investment in one or more industries.

Your yield may be lower than the yield on other debt securities of comparable maturity

The amount we pay you at maturity or upon exchange may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought other senior non-callable debt securities of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the Select Utility Stocks

While the Select Utility Index does reflect the payment of dividends on the Select Utility Stocks as described in more detail below, the yield to the maturity of the Notes will not produce the same yield as if the Select Utility Stocks were purchased and held for a similar period. At the end of each quarterly period, the dividends accrued on the Select Utility Stocks will be incorporated into the Select Utility Index by adjusting the Share Multipliers of the stocks and the amounts will then be subject to the price movements of the stocks. In addition, at the end of each day, the Select Utility Index will be reduced by a pro rata portion of the annual Index Adjustment Factor of 1.5%. Furthermore, the Select Utility Index value will not reflect the full exposure to the Select Utility Stocks for a 5-day period after the Select Utility Index is initially set to a value of 100 on the Pricing Date, as described in the section entitled “The Select Utility—Initial Value of the Select Utility Index”. Due to the effect of the annual Index Adjustment Factor, to the matters discussed above under “Your investment may result in a loss” and to the phased in exposure to the Select Utility Stocks at origination, the return on an investment in the Notes will be less than the return on a similar investment in the Select Utility Stocks, assuming transaction costs and taxes are not taken into account. The trading value of the Notes and final return on the Notes may also differ from the results of the Select Utility Index for the reasons discussed above under “Changes in our credit ratings may affect the trading value of the Notes”.

There may be an uncertain trading market for the Notes

The Notes initially will not be listed on any securities exchange. However, we have applied to have the Notes listed on the AMEX under the trading symbol “UUD” and, if approval is granted subsequent to the initial public offering of the Notes, the Notes will be listed on the AMEX at such time. We make no representation, however, that the Notes will be listed on the AMEX at any time. Further, if the Notes are listed on the AMEX, should at any time fewer than ten stocks be included in the Select Utility Index, as contemplated in the section entitled “The Select Utility Index—Determination of the Select Utility Portfolio”, the AMEX has agreed to consult with the Securities Exchange Commission, a possible result of which may be the delisting of the Notes from the AMEX. Consequently, we make no representation that, should the Notes be listed on the AMEX, they will remain listed on the AMEX for the entire term of the Notes. In any event, you should be aware that any listing of the Notes on the AMEX does not ensure that a trading market will develop for the Notes. If a trading market does develop, whether the Notes are listed on the AMEX or not, there can be no assurance that there will be liquidity in the trading market. Until the Notes are listed on the AMEX, if ever, MLPF&S has indicated that it expects to bid for the Notes offered for sale to it by Note holders, but it is not required to do so and may cease making such bids at any time. The development of a trading market for the Notes will depend on our financial performance and other factors such as the change in the value of the Select Utility Index.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Risk factors specific to companies included in the Select Utility Index

The Select Utility Index is an index which reflects the price changes and dividends of the twenty dividend-paying Qualifying Stocks selected from the S&P Utilities Sector, less an annual Index Adjustment Factor. The stock prices of some of the companies included in the Select Utility Index (the “Select Utility Companies”) have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

•	general market fluctuations;

•	actual or anticipated variations in the quarterly operating results of the Select Utility Companies;

•	announcements of technological innovations or new services offered by competitors of the Select Utility Companies;

•	changes in financial estimates by securities analysts;

•	regulatory or legal developments, including significant litigation matters, affecting the Select Utility Companies or in the industries in which they operate;

•	announcements by competitors of the Select Utility Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

•	departures of key personnel of the Select Utility Companies.

The international operations of some of the Select Utility Companies expose them to risks inherent to international business. The risks of international business that these companies are exposed to include the following:

•	general economic, social and political conditions in the countries where they operate;

•	the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;

•	differing tax rates, tariffs, exchange controls or other similar restrictions;

•	currency exchange rate fluctuations; and

•	changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Note holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Select Utility Stocks or futures or options contracts on the Select Utility Stocks for our own accounts for business reasons and expect to enter into such transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Select Utility Stocks and, in turn, the value of the Select Utility Index in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the prices of the Select Utility Stocks. Temporary increases in the market prices of the Select Utility Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Select Utility Stocks may decline subsequent to the Pricing Date reducing the value of the Select Utility Index and therefore the market value of the Notes.

Potential conflicts

Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S’ role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Select Utility Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Select Utility Index. See the sections entitled “Description of the Notes—Adjustments to the Select Utility Index; Market Disruption Events” and “—Discontinuance of the Select Utility Index ” in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each anniversary of the Pricing Date in 2005 through 2008 to brokers whose client accounts purchased their Units in the initial distribution and continue to hold the Notes. In addition, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold the Notes. You should understand that as a result of this additional payment, your broker receives a financial benefit each year you retain your investment in the Notes. Please see the section entitled “Underwriting” in this prospectus supplement.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Select Utility Companies including extending loans to, or making equity investments in, the Select Utility Companies or providing advisory services to the Select Utility Companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the Select Utility Companies and, in addition, one or more affiliates of ML&Co. may publish research reports about the Select Utility Companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the Select Utility Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Select Utility Companies as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Select Utility Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Uncertain tax consequences

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE NOTES

ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless exchanged by you, the Notes will mature on February 25, 2009.

While at maturity or upon exchange a beneficial owner of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled “—Payment at Maturity” and “—Exchange of the Notes Prior to Maturity” in this prospectus supplement.

The Notes may be exchanged by you during an Exchange Notice Period, but are not subject to redemption by ML&Co. before maturity. If an Event of Default occurs with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under “—Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus.

ML&Co. will issue the Notes in denominations of whole Units each with an original public offering price of $10 per Unit. You may transfer the Notes only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

The Notes will not have the benefit of any sinking fund.

Payment at Maturity

For each Note that has not been exchanged prior to maturity, the holder will be entitled to receive the Redemption Amount, as provided below.

Determination of the Redemption Amount

The “Redemption Amount” per Unit will be determined by the calculation agent and will equal:

$9.90	×	(	Ending Value	)
Starting Value

The “Starting Value” equals 100, the value of the Select Utility Index on the Pricing Date.

For the purpose of determining the Redemption Amount, the “Ending Value” will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Select Utility Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Select Utility Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Select Utility Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Select Utility Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event (as defined below under “—Adjustments to the Select Utility Index; Market Disruption Events”) on that day.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

A “Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means a day on which the New York Stock Exchange, the Nasdaq National Market and the AMEX are open for trading and the Select Utility Index or any successor index is calculated and published.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes Prior to Maturity

You may elect to exchange all or a portion of the Notes you own during any Business Day which occurs in an Exchange Notice Period by giving notice as described below. An “Exchange Notice Period” means the period from and including the first calendar day of the month of February to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of February in the years 2005, 2006, 2007 and 2008. If the fifteenth calendar day of the applicable month of February is not a Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Business Day. The amount of the cash payment you receive upon exchange (the “Exchange Amount”) will be equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing value of the Select Utility Index on the Exchange Date. An “Exchange Date” will be the third Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the third Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. The Exchange Amount will be paid three Business Days after the Exchange Date.

The Notes will be issued in registered global form and will remain on deposit with the depositary as described in the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last Business Day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

If at any time the global securities are exchanged for Notes in definitive form, from and after that time, notice of your election to exchange must be delivered to JPMorgan Chase Bank, as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

A “Business Day” is any day on which the NYSE, the Nasdaq National Market and the AMEX are open for trading.

Hypothetical Returns

The following tables illustrate for a range of hypothetical Ending Values of the Select Utility Index:

•	the total amount payable at maturity of the Notes, and the total amount payable on an investment in the Select Utility Stocks,

•	the total rate of return to beneficial owners of the Notes, and the total return on an investment in the Select Utility Stocks, and

•	the pretax annualized rate of return to beneficial owners of the Notes, and the pretax annualized rate of return on an investment in the Select Utility Stocks.

The tables below assume an initial investment of $10 in the Notes and an initial investment of $10 in the Select Utility Stocks.

Hypothetical Returns Related to Strategic Return Notes based on the Select Utility Index					Hypothetical Returns Related to an Investment in the Select Utility Stocks
Hypothetical Ending Value of the Select Utility Index (1)		Total Amount Payable at Maturity per Note	Total Rate of Return on the Notes	Pretax Annualized Rate of Return on the Notes(2)	Hypothetical Ending Value of an Investment in the Select Utility Stocks (3)	Total Amount Payable at Maturity	Total Rate of Return on the Select Utility Stocks	Pretax Annualized Rate of Return on the Select Utility Stocks(2)
20.00		$ 1.98	-80.20%	-29.87%	21.56	$ 2.16	-78.44%	-28.42%
40.00		$ 3.96	-60.40%	-17.68%	43.12	$ 4.31	-56.88%	-16.12%
60.00		$ 5.94	-40.60%	-10.14%	64.68	$ 6.47	-35.32%	-8.52%
80.00		$ 7.92	-20.80%	-4.60%	86.24	$ 8.62	-13.76%	-2.94%
90.00		$ 8.91	-10.90%	-2.29%	97.02	$ 9.70	-2.98%	-0.60%
100.00	(4)	$ 9.90	-1.00%	-0.20%	107.80	$10.78	7.80%	1.51%
120.00		$11.88	18.80%	3.47%	129.36	$12.94	29.36%	5.21%
140.00		$13.86	38.60%	6.63%	150.92	$15.09	50.92%	8.39%
160.00		$15.84	58.40%	9.40%	172.48	$17.25	72.48%	11.19%
180.00		$17.82	78.20%	11.88%	194.04	$19.40	94.04%	13.69%
200.00		$19.80	98.00%	14.12%	215.59	$21.56	115.59%	15.95%
220.00		$21.78	117.80%	16.17%	237.15	$23.72	137.15%	18.02%
240.00		$23.76	137.60%	18.06%	258.71	$25.87	158.71%	19.92%
260.00		$25.74	157.40%	19.81%	280.27	$28.03	180.27%	21.69%
280.00		$27.72	177.20%	21.44%	301.83	$30.18	201.83%	23.33%

(1)	The Select Utility Index reflects the total return of twenty dividend-paying Qualifying Stocks in the S&P Utilities Sector, less an annual Index Adjustment Factor of 1.5%.
(2)	The annualized rates of return are calculated on a semiannual bond equivalent basis and assume an investment term from February 25, 2004 to February 25, 2009, a term expected to be equal to that of the Notes.
(3)	An investment in the Select Utility Stocks is assumed to be equivalent to an investment in the Select Utility Index, including the method and timing of reinvesting dividends, except that the Select Utility Index is reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Select Utility Stocks presented in this column does not take into account transaction costs and taxes.
(4)	This is the Starting Value of the Select Utility Index.

The above figures are for purposes of illustration only. The actual Redemption Amount received by investors in the Notes and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Adjustments to the Select Utility Index; Market Disruption Events

If at any time the AMEX changes its method of calculating the Select Utility Index, or the value of the Select Utility Index changes, in any material respect, or if the Select Utility Index is in any other way modified so that the Select Utility Index does not, in the opinion of the calculation agent, fairly represent the value of the Select Utility Index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing value of the Select Utility Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Select Utility Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Select Utility Index, as so adjusted. Accordingly, if the method of calculating the Select Utility Index is modified so that the value of the Select Utility Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent will adjust the Select Utility Index in order to arrive at a value of the Select Utility Index as if it had not been modified, e.g., as if a split had not occurred.

“Market Disruption Event” means either of the following events as determined by the calculation agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in one or more of the Select Utility Stocks, or the stocks included in any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Select Utility Stocks, or the stocks included in any successor index, which are traded on any major U.S. exchange.

For the purpose of the above definition:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

(2)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material”.

As a result of terrorist attacks, the financial markets were closed from September 11, 2001 through September 14, 2001 and values of the Select Utility Index are not available for such dates. Such market closures would have constituted Market Disruption Events.

Discontinuance of the Select Utility Index

If the AMEX discontinues publication of the Select Utility Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Select Utility Index (a “successor index”), then, upon the calculation agent’s notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Select Utility Index and calculate the closing value as described above under “—Payment at Maturity”. Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Notes.

In the event that the AMEX discontinues publication of the Select Utility Index and:

•	the calculation agent does not select a successor index, or

•	the successor index is no longer published on any of the Calculation Days,

the calculation agent will compute a substitute value for the Select Utility Index in accordance with the procedures last used to calculate the Select Utility Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Select Utility Index as described below, the successor index or value will be used as a substitute for the Select Utility Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If the AMEX discontinues publication of the Select Utility Index before the period during which the Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value, or

•	a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal (the “WSJ”) or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Select Utility Index may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Notes. See the section entitled “—Payment at Maturity” in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the Notes.

In case of default in payment of the Notes, whether at their stated maturity or upon exchange or acceleration, from and after that date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 1.05% per year to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

THE SELECT UTILITY INDEX

Select Utility Index

The Select Utility Index is a modified market capitalization-weighted index which reflects the price changes and dividends of certain stocks selected from the S&P Utilities Sector (as defined below) less an annual Index Adjustment Factor. The value of the Select Utility Index will be calculated and disseminated by the AMEX under the symbol “UUO”. On any Business Day, except during the Origination Period (as defined below), the value of the Select Utility Index will equal (i) the sum of the products of the current market price for each of the Select Utility Stocks and the applicable Share Multiplier (as defined below) (the sum of which equals the “Select Utility Portfolio Value”), plus (ii) an amount equal to Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Index Adjustment Factor. The Index Adjustment Factor is 1.5% per annum and will reduce the value of the Select Utility Index each day by the pro rata amount. The AMEX will use an index divisor to reduce the Select Utility Index daily by the pro rata portion of the Index Adjustment Factor. The value of the Select Utility Index will be obtained by adding the Select Utility Portfolio Value to the value of any Current Quarter Dividends and dividing by the current index divisor. As of February 18, 2004, the date the Select Utility Index was originally calculated and disseminated (the “Origination Date”), the index divisor for the Select Utility Index, as obtained from AMEX, was 1.0.

The initial Select Utility Stocks were determined on December 17, 2003 (the “Initial Determination Date”). The Select Utility Stocks will be determined quarterly on the second Index Business Day prior to the start of any Reset Period (as defined below) (each a “Determination Date”). A weighting will be assigned to each Select Utility Stock based upon the market capitalization of such stock relative to the other newly determined Select Utility Stocks, subject to a maximum weighting for any single stock of no more than 10% of the aggregate market capitalization of the newly determined Select Utility Stocks (the “Select Utility Portfolio”). The market capitalization will be the product of the total number of shares outstanding for the Select Utility Stock, as published by S&P in regards to the S&P Composite 1500 Index, and the closing market price for such stock on the Determination Date. The aggregate amount, if any, by which all Select Utility Stocks are reduced due to this limitation will be redistributed proportionately across the remaining stocks that represent less than 10% of the aggregate market capitalization. If any other stock comes to exceed this 10% limit as a result of such redistribution, the weights for such stock will be set to 10% of the aggregate market capitalization, and the redistribution will be repeated. The “Share Multiplier” for each Select Utility Stock will be determined over the five Index Business Days included in the Origination Period or any Reset Period. Each Share Multiplier will be determined by using the weighting of each Select Utility Stock fixed on a Determination Date and the applicable closing prices of such Select Utility Stock observed on each day during the Origination Period or any Reset Period, as described more fully below. After the Origination Period or any Reset Period, each Share Multiplier will remain constant until adjusted for quarterly dividends, quarterly reconstitutions or certain corporate events, each as described below. The AMEX has indicated that it expects to calculate and disseminate the value of the Select Utility Index based on the most recently reported market price of each Select Utility Stock (as reported by the exchange or trading system on which each Select Utility Stock is listed or traded), at approximately 15-second intervals during the AMEX’s business hours and at the end of each Index Business Day via the Consolidated Tape Association’s Network B.

S&P Utilities Sector

The “S&P Utilities Sector” is a subset of the S&P Composite 1500 Index made up of the companies in the S&P Composite 1500 Index that are classified by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) as GICS® Utilities Sector companies. The S&P Composite 1500 Index, which is published by S&P, was established in 1994 and is a combination of the S&P 500, S&P MidCap 400 and S&P SmallCap 600 indices which together create a broad market portfolio representing 90% of U.S. equities. Companies included in the S&P Composite 1500 Index are assigned by S&P to differing sectors based upon the companies’ reported principal business activities. The GICS Utilities Sector encompasses those companies considered by S&P to be electric, gas or water utilities, or companies that operate as independent producers and/or distributors of power. This sector includes utilities that operate both nuclear and non-nuclear facilities. Information about the S&P Composite 1500 Index, the GICS Utility Sector, the three underlying indices and the companies that underlie the indices is publicly available from numerous sources. However, we make no representation or warranty as to the accuracy or completeness of any such information.

Determination of the Select Utility Portfolio

The stocks included in the Select Utility Portfolio will be stocks determined by the AMEX to be Qualifying Stocks, each having one of the twenty highest Combined Dividend Scores on the relevant Determination Date. On any Determination Date, a “Qualifying Stock” will be all stocks in the S&P Utilities Sector except for (i) stocks which have not paid dividends in the prior calendar year, (ii) stocks which have an Expected Dividend Growth Estimate (as defined below) of zero or less and (iii) stocks which have an Average Daily Value Traded over the prior 30 calendar days less than $5,000,000. In the event less than twenty of the S&P Utilities Sector stocks are Qualifying Stocks, the Select Utility Index will operate with less than twenty Select Utility Stocks until such time that twenty or more Qualifying Stocks are identified on a Determination Date. The “Combined Dividend Score” for each Qualifying Stock will equal the sum of the Dividend Yield and the Expected Dividend Growth Estimate for such common stock, represented as a percentage. The “Dividend Yield” for each S&P Utilities Sector stock will be determined by annualizing the last quarterly or semi-annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any dividend which is deemed by the Index Calculation Agent in its sole discretion to constitute an extraordinary dividend (the “Current Dividend”), and dividing the result by the last available sale price for such stock on its primary exchange on the Determination Date. The “Expected Dividend Growth Estimate” for each S&P Utilities Sector stock will equal the quotient of the expected dividend for the subsequent fiscal year (the “Expected Dividend”) published by Institutional Brokers’ Earnings System (“I/B/E/S”), a product of The Thomson Corporation, over the Current Dividend, minus one. The 20 Qualifying Stocks with the highest Combined Dividend Score will be chosen by AMEX to comprise the Select Utility Portfolio for the relevant quarterly period.

The AMEX will only add a stock having characteristics as of the applicable Determination Date that will permit the Select Utility Index to remain within the criteria specified in the rules of the AMEX and within the applicable rules of the Securities and Exchange Commission. The criteria and rules will apply only on a Determination Date to exclude a proposed Select Utility Stock. If a proposed Select Utility Stock does not meet these criteria or rules, the AMEX will replace it with the Qualifying Stock with the next highest Combined Dividend Score which meets the rules and criteria. These criteria currently provide, among other things, (1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Select Utility Index may have a market value of between $50 million and $75 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the component stocks in the Select Utility Index may have an average monthly trading volume of between 500,000 and 1,000,000 shares or more in the last six months; (3) 90% of the Select Utility Index’s numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX and (4) all component stocks will either be listed on the AMEX, the NYSE, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

Initial Value of the Select Utility Index

The Select Utility Stocks which will constitute the Select Utility Index on the Origination Date and their respective symbol, market capitalization, weighting, Dividend Yield, Expected Dividend Growth Estimate and Combined Dividend Score are shown below. We have included a brief description of each of the initial Select Utility Companies and historical stock price information for the Select Utility Stocks in Annex A to this prospectus supplement.

Company	Symbol	Market Capitalization(1)	Percentage Weighting(2)	Dividend Yield(1)	Expected Dividend Growth Estimate	Combined Dividend Score
TXU Corporation	TXU	7,431,667,680	7.18%	2.17%	12.60%	14.77%
NiSource Inc.	NI	5,468,743,140	5.29%	4.42%	6.52%	10.94%
PPL Corporation	PPL	7,435,746,400	7.19%	3.66%	7.14%	10.80%
National Fuel Gas Co.	NFG	1,931,635,000	1.87%	4.55%	5.56%	10.10%
Energy East Corporation	EAS	3,319,706,610	3.21%	4.39%	4.70%	9.09%
Black Hills Corporation	BKH	905,766,680	0.88%	4.25%	3.33%	7.59%
Pinnacle West Capital	PNW	3,555,918,160	3.44%	4.62%	2.94%	7.56%
SCANA Corporation	SCG	3,728,122,030	3.60%	4.11%	3.33%	7.44%
Constellation Energy Group	CEG	6,206,750,670	6.00%	2.80%	4.13%	6.93%
FPL Group, Inc.	FPL	11,704,767,420	10.00%	3.77%	2.92%	6.68%
Atmos Energy Corporation	ATO	1,225,189,500	1.18%	4.99%	1.64%	6.63%
Nicor Inc.	GAS	1,485,437,240	1.44%	5.51%	1.08%	6.59%
Northeast Utilities System	NU	2,587,212,160	2.50%	3.10%	3.33%	6.43%
NSTAR	NST	2,549,826,640	2.46%	4.49%	1.85%	6.34%
Consolidated Edison Inc.	ED	9,398,661,680	9.09%	5.36%	0.89%	6.25%
FirstEnergy Corp.	FE	11,449,361,760	10.00%	4.27%	1.33%	5.60%
Progress Energy, Inc.	PGN	10,954,710,000	10.00%	5.11%	0.13%	5.24%
The Southern Company	SO	21,665,946,880	10.00%	4.71%	0.14%	4.85%
Questar Corporation	STR	2,858,739,000	2.76%	2.38%	2.20%	4.57%
ONEOK, Inc.	OKE	1,978,561,200	1.91%	3.44%	0.97%	4.42%

(1)	As of December 17, 2003.
(2)	Subject to maximum of 10% of the total capitalization of the Select Utility Stocks.

The Select Utility Index will not fully reflect changes in the value of the Select Utility Portfolio until the end of the “Origination Period”, which will begin on the Origination Date and will end four Index Business Days thereafter (each Index Business Day during the Origination Period, an “Origination Period Day”). During the Origination Period, the Select Utility Index will be calculated as though it tracked the value of (a) a decreasing pool of cash and (b) an increasing investment in the Select Utility Stocks. The Select Utility Portfolio Value will be hypothetically allocated to the Select Utility Portfolio over a period of five Index Business Days, with 20% of the value being so allocated at the close of business on each such day. Thus at the close of business on the Origination Date, the first Origination Period Day, the Select Utility Index will be calculated as though it tracked the value of, for instance, an initial $100 investment, $80 of which remained in cash and $20 of which was deemed to have been invested in the Select Utility Stocks at the close of the market on such day and in proportion to the respective weight for each Select Utility Stock. At the close of business on the next, or second, Origination Period Day, the Select Utility Index will be calculated as though it tracked the value of the same initial $100 investment, $60 of which remained in cash, $20 of which was deemed to have been invested in the Select Utility Stocks at the close of the market on such day (as to which the Select Utility Index would reflect no market risk) and $20 of which had been previously purchased at the previous day’s closing price (as to which the Select Utility Index would reflect market risk). At the close of business on the third Index Business Day, the Select Utility Index will be calculated as though it tracked the value of the same initial $100 investment, $40 of which remained in cash, $20 of which was deemed to have been invested in the Select Utility Stocks at the close of the market on such day (as to which the Select Utility Index would reflect no market risk) and $40 of which had been previously purchased at the prior closing prices (as to which the Select Utility Index would reflect market risk). At the close of business on the fourth Index Business Day, the Select Utility Index will be calculated as though it tracked the value of the same initial $100 investment, $20 of which remained in cash, $20 of which was deemed to have been invested in the Select Utility Stocks at the close of the market on such day (as to which the Select Utility Index would reflect no market risk) and $60 of which had been purchased at the prior closing prices (as to which the Select Utility Index would reflect market risk). At the close of business on the fifth Index Business Day, the Select Utility Index will be calculated as though it tracked the value of the same initial $100 investment, $0 of which remained in cash, $20 of which was deemed to have been invested in the Select Utility Stocks at the close of the market on such day (as to which the Select Utility Index would reflect no market risk) and $80 of which had been purchased at the prior closing prices (as to which the Select Utility Index would reflect market risk). In this way, only on the sixth Index Business Day and thereafter will the Select Utility Index fully reflect full exposure to the changes in the values of the Select Utility Portfolio.

On any Origination Period Day, the value of the Select Utility Index will equal (i) the sum of the products of the current market price for each of the Select Utility Stocks and the applicable interim Share Multiplier, plus (ii) the value of the hypothetical pool of cash, plus (iii) an amount equal to Current Quarter Dividends, and less (iv) a pro rata portion of the annual Index Adjustment Factor. Each interim Share Multiplier will equal the number of shares of the related Select Utility Stock included in the Select Utility Portfolio. The Share Multiplier for any Select Utility Stock will be determined as follows, continuing the example provided in the paragraph above. Of the deemed daily $20 investment in the Select Utility Stocks to be made at the close of business on the first Origination Period Day, a percentage of such deemed daily investment equal to the percentage weighting of the specific Select Utility Stock will be used to purchase the number of shares of that Select Utility Stock that can be purchased at the closing market price of that Select Utility Stock on such Origination Period Day. The number of shares purchased is the Share Multiplier for the first Origination Period Day. This process will be repeated on each day during the Origination Period and the sum of such deemed stock purchases on any Origination Period Day and previously determined interim Share Multiplier will equal the interim Share Multiplier for that Select Utility Stock. In this way, the interim Share Multiplier will increase at the close of business on each Origination Period Day, and at the end of the Origination Period, the Share Multiplier will thereafter be fixed until adjusted for quarterly dividends, quarterly reconstitutions or certain corporate events, each as described below.

To illustrate the above, if December 17, 2003 had been the first Origination Period Day, the interim Share Multiplier for TXU Corporation (“TXU”) at the close of such day would have been 0.06221837. As shown in the above table, the weighting of TXU was 7.18%, and therefore 7.18% of the deemed $20 investment on such day, or $1.436, would have been deemed to have been invested in TXU shares. Because the closing price of TXU on such date was $23.08, 0.06221837 TXU shares would be deemed to have been purchased. At the close of the second Origination Period Day, the interim Share Multiplier for TXU would have been 0.12358589. The same $1.436 would have been deemed invested in TXU shares on such second day. However, the closing price for TXU shares on the second day had increased to $23.40, resulting in a decline in the TXU shares deemed to have been purchased on such day to 0.06136752 shares. This second deemed purchase, when added to the prior interim Share Multiplier would equal 0.12358589, or the interim Share Multiplier at the end of the second Origination Period Day. This process would be repeated for each of the initial Select Utility Stocks for the five Origination Period Days and would result in the Share Multiplier on the fifth Origination Period Day that would thereafter be fixed for each of the Select Utility Stocks until adjusted for quarterly dividends, quarterly reconstitutions or certain corporate events, each as described below.

Quarterly Select Utility Portfolio Reconstitution

The Select Utility Index will be reconstituted for the following quarterly period as of the close of business on the 25th of February, May, August and November of each year during the term of the Notes, beginning May 25, 2004; provided, that if the date is not an Index Business Day or a Market Disruption Event occurs on that date, then the Reset Date for that quarter shall mean the immediately succeeding Index Business Day on which a Market Disruption Event does not occur (each a “Reset Date”). The AMEX will select the twenty Qualifying Stocks having the highest Combined Dividend Scores (the “New Stocks”) on the sixth scheduled Index Business Day prior to the applicable Reset Date (the “Quarterly Determination Date”) using the methodology described above under “—Determination of the Select Utility Portfolio.”

The Select Utility Index will not fully reflect changes in the Select Utility Portfolio until the end of the Reset Period. Each Reset Period begins on the fourth Index Business Day prior to the Reset Date and ends on the Reset Date (each Index Business Day during the Reset Period, a “Reset Period Day”). During the Reset Period, the Select Utility Stocks comprising the Select Utility Portfolio for the quarter ending on such Reset Date (the “Old Stocks”) will be hypothetically sold at the close of business each day in an amount equal to approximately 20% of the position represented by the applicable Share Multipliers as of the commencement of the Reset Period. The hypothetical proceeds from such deemed daily stock sales, the value of which will equal the product of one-fifth of the Share Multiplier for each of the Old Stocks and the closing price of such Old Stock on such day, will be hypothetically invested in the New Stocks through a deemed daily purchase of such New Stocks, based upon the percentage weighting of each New Stock determined on the Quarterly Determination Date and the closing prices of each New Stock observed on the applicable Reset Period Day (as the initial Select Utility Stocks were deemed to have been purchased under “—Initial Value of the Select Utility Index” above). Therefore, during the Reset Period, the Select Utility Index will be calculated as though it tracked the value of (a) a decreasing hypothetical investment in the Old Stocks and (b) an increasing hypothetical investment in the New Stocks.

As an example, at the close of business on the first Reset Period Day, assuming the value of the 20% divestiture of the number of Old Stocks held in the prior quarter at the close of business on such day was for example $25, the Select Utility Index will be calculated as though it tracked a value of an 80% investment remaining in the Old Stocks on such day and, based on the deemed sale of shares equal to 20% of the positions in the Old Stocks, a deemed stock purchase equal to $25 of the New Shares. At the close of business on the second Reset Period Day, assuming the value of the 20% divestiture of the number of Old Stocks held in the prior quarter at the close of business on such day was $30, the Select Utility Index will be calculated as though it tracked the value of a 60% investment remaining of the Old Shares, an additional $30 deemed invested in the New Shares based on the deemed sale of shares equal to 20% of positions in the Old Stocks and the current value of the deemed daily purchase of the New Stocks on the previous day. This process will be repeated on each day remaining in the Reset Period. In this way, on the Reset Date and thereafter the Select Utility Index will fully reflect full exposure to the New Stocks in the Select Utility Portfolio.

The interim Share Multiplier for each Old Stock during the Reset Period will equal the Share Multiplier in effect immediately prior to the start of the Reset Period, as reduced by 20% each Reset Period Day. The Share Multiplier for each New Stock will be determined using the same method as for the initial Select Utility Stocks during the Origination Period described under “—Initial Value of the Select Utility Index” above, except, instead of a deemed purchase of $20, the hypothetical investment made at the close of business each Reset Period Day will be an amount equal to the value of the Old Stocks being deducted on such Reset Period Day. This process will be repeated for each of the New Stocks for the five Reset Period Days and the resultant Share Multiplier on the Reset Date will be will thereafter be fixed for each of the Select Utility Stocks until adjusted for quarterly dividends, quarterly reconstitutions or certain corporate events, each as described below.

Dividends

As described above, the value of the Select Utility Index will include an amount reflecting Current Quarter Dividends. “Current Quarter Dividends” for any day will be determined by the AMEX and will equal the sum of the products for each Select Utility Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Share Multiplier applicable to that stock on the ex-dividend date.

“Current Quarter” shall mean the quarterly period containing the day for which the applicable Current Quarter Dividends are being determined. As of February 18, 2004, Current Quarter Dividends, as obtained from AMEX, amounted to $0. This amount, along with any other Current Quarter Dividends accumulated through and including the first Reset Date will be allocated to the Select Utility Stocks prior to the opening of trading on the Business Day immediately following such Reset Date.

As of the first day of the start of each quarterly period, the AMEX will allocate the Current Quarter Dividends as of the end of the immediately preceding quarterly period to each then outstanding Select Utility Stock. The amount of the Current Quarter Dividends allocated to each Select Utility Stock will equal the percentage of the value of each Select Utility Stock contained in the Select Utility Portfolio relative to the value of the entire Select Utility Portfolio based on the closing market price on the last Index Business Day in the immediately preceding quarterly period. The Share Multiplier of each outstanding Select Utility Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Current Quarter Dividend allocated to such Select Utility Stock can purchase of each such Select Utility Stock based on the closing market price on the last Index Business Day in the immediately preceding quarterly period.

Adjustments to the Share Multiplier and Select Utility Portfolio

The Share Multiplier for any Select Utility Stock and the Select Utility Portfolio will be adjusted as follows:

1.    If an Select Utility Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Select Utility Stock will be adjusted to equal the product of the number of shares of that Select Utility Stock issued in the split and the prior multiplier.

2.    If an Select Utility Stock is subject to a stock dividend, issuance of additional shares of the Select Utility Stock , that is given equally to all holders of shares of the issuer of that Select Utility Stock, then once the dividend has become effective and that Select Utility Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Select Utility Stock issued with respect to one such share of that Select Utility Stock and the prior multiplier.

3.    If an Select Utility Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Select Utility Stock will continue to be included in the Select Utility Portfolio so long as a market price for that Select Utility Stock is available. If a market price is no longer available for an Select Utility Stock for whatever reason, including the liquidation of the issuer of the Select Utility Stock or the subjection of the issuer of the Select Utility Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Select Utility Stock will equal zero in connection with calculating the Select Utility Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Select Utility Portfolio to compensate for the deletion of that Select Utility Stock. If a market price is no longer available for an Select Utility Stock as described above, the Select Utility Portfolio Value will be computed based on the remaining Select Utility Stocks for which market prices are available and no new stock will be added to the Select Utility Portfolio until the annual reconstitution of the Select Utility Portfolio. As a result, there may be periods during which the Select Utility Portfolio contains fewer than fifteen Select Utility Stocks.

4.    If an Select Utility Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Select Utility Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Select Utility Stock and that value will be constant until the Select Utility Portfolio is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Select Utility Stock.

5.    If an Select Utility Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Select Utility Company, or a tracking stock is issued by an Select Utility Company to all of its shareholders, then the new equity securities will be added to the Select Utility Portfolio as a new Select Utility Stock. The Share Multiplier for the new Select Utility Stock will equal the product of the original Share Multiplier with respect to the Select Utility Stock for which the new Select Utility Stock is being issued (the “Original Select Utility Stock”) and the number of shares of the new Select Utility Stock issued with respect to one share of the Original Select Utility Stock.

No adjustments of any Share Multiplier of an Select Utility Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

The AMEX expects that no adjustments to the Share Multiplier of any Select Utility Stock or to the Select Utility Portfolio will be made other than those specified above; however, the AMEX may at its discretion make adjustments to maintain the value of the Select Utility Index if certain events would otherwise alter the value of the Select Utility Index despite no change in the market prices of the Select Utility Stocks.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Select Utility Index. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

Tax Basis.    A U.S. Holder’s tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

Payment on the Maturity Date.    Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity. The deductibility of capital losses is subject to certain limitations.

Sale or Exchange of the Notes.    Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition. As discussed above, the deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Notes

Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a “comparable yield” for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and capital loss thereafter.

Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Select Utility Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon exchange will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a

United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale, exchange or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States, and such individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the applicable statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding

A beneficial owner of a Note may be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Notes by a plan with respect to which we, MLPF&S, or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those Notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Notes may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Notes or any interest in the Notes will be deemed to have represented by its purchase and holding of the Notes that it either (1) is not a plan or a plan asset entity and is not purchasing those Notes on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Notes or any interest in the Notes which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Notes that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount or Exchange Amount.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $76,000,000 aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased. ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.’s obligation to pay amounts due at maturity on the Notes. In connection with the arrangement, this subsidiary will pay MLPF&S, the underwriter, $.10 per Unit as part of the underwriting fee.

The Notes are ineligible assets in MLPF&S’ asset-based brokerage service Unlimited Advantage, which means that purchasers will not pay Unlimited Advantage annual asset-based fees on the Notes but will pay commissions on any secondary market purchases and sales of the Notes.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering prices may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting fee and expenses payable by ML&Co.

In addition to the compensation paid at the time of the original sale of the Notes, the underwriter will pay an additional amount on each anniversary of the Pricing Date in 2005 through 2008 to brokers whose client accounts purchased the Units in the initial distribution and who continue to hold their Notes. This additional amount will equal 1% per Unit based on the Redemption Amount of the Notes calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing value of the Select Utility Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose client accounts purchased Notes in the secondary market and continue to hold those Notes.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no overallotment option, it would be required to close out a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth Business Day following the Pricing Date of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Pricing Date or the next three succeeding Business Days will be required, by virtue of the fact that the Notes initially will settle in T+5 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion, and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 28, 2003 and March 29, 2002, June 27, 2003 and June 28, 2002 and September 26, 2003 and September 27, 2002, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc. and subsidiaries’ Quarterly Reports on Form 10-Q for the quarters ended March 28, 2003, June 27, 2003 and September 26, 2003 and incorporated by reference herein, they did not audit and they do not express opinions on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated financial statements because such reports are not “reports” or “parts” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
Anniversary Date	S-17
Annual Determination Date	S-17
Business Day	S-11
Calculation Day	S-11
Calculation Period	S-11
Current Quarter	S-18
Current Quarter Dividends	S-18
Dividend Yield	S-17
Ending Value	S-3
Exchange Amount	S-4
Exchange Date	S-11
Exchange Notice Period	S-11
Index Adjustment Factor	S-4
Index Business Day	S-11
Market Disruption Event	S-14
New Stocks	S-19
Notes	S-1
Original Select Utility Stock	S-21
Pricing Date	S-3
Redemption Amount	S-3
Select Utility Companies	S-7
Select Utility Portfolio	S-17
Select Utility Portfolio Value	S-17
Select Utility Stocks	S-5
Share Multiplier	S-17
Starting Value	S-3
successor index	S-14
Unit	S-3

ANNEX A

This annex contains tables which provide a brief synopsis of the business of each of the initial Select Utility Companies as well as the split-adjusted month-end closing market prices for each Select Utility Stock in each month from January 1997 through January 2004 (or from the first month-end for which such data is available). Please note that the historical prices of the Select Utility Stocks are not indicative of the future performance of the Select Utility Stocks or the Select Utility Index. The following information, with respect to the business of each company, has been derived from publicly available documents published by the Select Utility Companies. Because the common stock of the Select Utility Companies is registered under the Securities Exchange Act of 1934, the Select Utility Companies are required to file periodically financial and other information specified by the SEC. For more information about the Select Utility Companies, information provided to or filed with the SEC by the Select Utility Companies can be inspected at the SEC’s public reference facilities or accessed through the SEC’s web site referenced in this prospectus supplement under the section entitled “Where You Can Find More Information”.

The Select Utility Companies described below are the initial Select Utility Companies determined on December 17, 2003. The Select Utility Index will be reconstituted quarterly and you should understand that the Select Utility Stocks and the related Select Utility Companies are likely to change.

ATMOS ENERGY CORPORATION

Atmos Energy Corporation and its subsidiaries are engaged primarily in the natural gas utility business as well as certain natural gas non-utility businesses, which include natural gas distribution and sales, natural gas management services, and electric power plant construction and leasing services.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	22.75	January	28.50	January	29.81	January	17.50	January	24.47	January	21.10	January	22.40	January	25.60
February	24.50	February	28.69	February	24.00	February	17.13	February	23.30	February	22.30	February	21.28
March	25.38	March	29.63	March	24.06	March	16.38	March	23.80	March	23.60	March	21.26
April	22.63	April	29.44	April	25.25	April	15.88	April	22.67	April	23.93	April	22.78
May	23.13	May	30.75	May	25.63	May	18.31	May	23.20	May	23.14	May	24.75
June	24.00	June	30.50	June	25.00	June	17.50	June	24.46	June	23.44	June	24.80
July	24.06	July	29.25	July	25.00	July	20.63	July	20.20	July	21.25	July	24.37
August	27.25	August	28.38	August	25.06	August	20.75	August	21.60	August	21.44	August	23.35
September	24.88	September	28.56	September	24.13	September	20.63	September	21.60	September	21.50	September	23.94
October	25.25	October	29.69	October	22.69	October	23.13	October	21.55	October	22.00	October	24.50
November	26.56	November	30.63	November	22.31	November	25.13	November	19.60	November	22.30	November	24.65
December	30.25	December	32.25	December	20.44	December	24.38	December	21.25	December	23.32	December	24.30

The closing price on February 18, 2004 was $26.52.

BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy holding company operating principally in the United States that produces and markets power and fuel, transports crude oil and produces and sell electricity in a number of markets, with a strong emphasis on the western United States.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	18.50	January	21.92	January	24.81	January	23.94	January	38.21	January	28.86	January	24.22	January	29.80
February	18.50	February	21.83	February	22.50	February	22.00	February	39.37	February	27.68	February	23.63
March	17.50	March	23.19	March	21.31	March	22.06	March	45.71	March	33.48	March	27.49
April	18.75	April	20.94	April	22.63	April	22.94	April	51.37	April	34.86	April	28.48
May	19.17	May	21.94	May	23.00	May	23.94	May	54.90	May	35.41	May	30.05
June	19.00	June	23.00	June	23.13	June	22.56	June	40.23	June	34.61	June	30.70
July	19.21	July	24.00	July	25.13	July	23.19	July	40.98	July	25.47	July	30.69
August	18.58	August	23.25	August	24.75	August	25.50	August	31.75	August	27.25	August	32.41
September	19.54	September	26.88	September	23.31	September	28.06	September	30.52	September	26.19	September	30.86
October	20.08	October	25.81	October	22.50	October	31.25	October	27.46	October	26.35	October	32.17
November	21.21	November	24.69	November	21.88	November	34.13	November	30.75	November	25.83	November	32.26
December	23.50	December	26.38	December	22.19	December	44.75	December	33.84	December	26.52	December	29.83

The closing price on February 18, 2004 was $30.05.

CONSOLIDATED EDISON INC.

Consolidated Edison, Inc. is an energy holding company whose principal business segments include the regulated electric, gas and steam businesses of its utility subsidiaries and the unregulated businesses of its other subsidiaries, including wholesale energy supply and services businesses.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	31.00	January	41.31	January	49.44	January	32.69	January	34.94	January	40.99	January	39.92	January	43.83
February	30.88	February	42.50	February	46.75	February	27.56	February	36.87	February	40.80	February	39.00
March	30.00	March	46.75	March	45.31	March	29.00	March	37.10	March	41.91	March	38.47
April	27.75	April	45.25	April	45.44	April	35.19	April	37.41	April	43.59	April	38.87
May	29.13	May	42.81	May	48.56	May	32.63	May	39.15	May	43.77	May	42.99
June	29.44	June	46.06	June	45.25	June	29.63	June	39.80	June	41.75	June	43.28
July	31.63	July	42.31	July	43.50	July	30.31	July	39.74	July	42.85	July	39.71
August	30.63	August	47.31	August	44.00	August	31.31	August	40.90	August	40.69	August	39.53
September	34.00	September	52.13	September	41.50	September	34.13	September	40.72	September	40.22	September	40.76
October	34.25	October	50.13	October	38.19	October	35.19	October	39.49	October	42.57	October	40.47
November	37.75	November	50.81	November	34.50	November	37.25	November	38.62	November	39.75	November	40.30
December	41.00	December	52.88	December	34.50	December	38.50	December	40.36	December	42.82	December	43.01

The closing price on February 18, 2003 was 43.82.

CONSTELLATION ENERGY GROUP

Constellation Energy Group, Inc. is a North American energy company that has electric generation assets located in various regions of the United States. Its energy business focuses on serving the full energy and capacity requirements of, and providing other risk management activities for, various customers, such as utilities, municipalities, cooperatives, retail aggregators, and large commercial and industrial customers.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	27.50	January	30.38	January	27.25	January	30.13	January	39.69	January	28.20	January	27.65	January	40.23
February	27.50	February	31.56	February	25.63	February	29.75	February	42.70	February	28.88	February	26.22
March	26.75	March	32.69	March	25.38	March	31.88	March	44.10	March	30.85	March	27.73
April	25.50	April	31.50	April	28.13	April	33.06	April	47.74	April	31.92	April	29.28
May	26.25	May	30.44	May	31.19	May	34.31	May	47.30	May	30.27	May	33.15
June	26.69	June	31.06	June	29.63	June	32.56	June	42.60	June	29.34	June	34.30
July	27.81	July	30.25	July	29.31	July	33.31	July	29.44	July	27.87	July	33.40
August	27.00	August	30.81	August	29.63	August	38.25	August	30.02	August	28.01	August	36.39
September	27.75	September	33.38	September	28.13	September	49.75	September	24.20	September	24.79	September	35.78
October	27.44	October	31.38	October	30.69	October	41.69	October	22.37	October	25.58	October	36.37
November	30.69	November	30.69	November	29.44	November	40.69	November	23.75	November	26.35	November	37.64
December	34.06	December	30.88	December	29.00	December	45.06	December	26.55	December	27.82	December	39.16

The closing price on February 18, 2003 was $40.29.

ENERGY EAST CORPORATION

Energy East Corporation is a super-regional energy services and delivery company with operations in the northeastern United States, including New York, Connecticut, Massachusetts, Maine and New Hampshire.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	11.38	January	17.63	January	25.59	January	22.56	January	18.55	January	19.70	January	19.72	January	23.50
February	11.63	February	18.78	February	26.81	February	21.00	February	18.80	February	19.52	February	18.82
March	10.81	March	19.94	March	26.28	March	19.81	March	17.35	March	21.75	March	17.80
April	10.50	April	20.88	April	26.44	April	20.88	April	20.15	April	21.99	April	18.22
May	10.88	May	20.31	May	27.75	May	21.38	May	20.38	May	23.10	May	21.28
June	10.44	June	20.81	June	26.00	June	19.06	June	20.91	June	22.60	June	20.76
July	12.56	July	20.00	July	25.44	July	18.88	July	21.86	July	20.83	July	20.71
August	12.19	August	22.50	August	25.00	August	22.69	August	21.06	August	20.92	August	21.59
September	13.44	September	25.50	September	23.75	September	22.63	September	20.11	September	19.81	September	22.43
October	13.34	October	24.44	October	25.13	October	20.19	October	18.82	October	21.30	October	22.45
November	15.38	November	26.53	November	23.50	November	20.25	November	18.21	November	21.69	November	23.01
December	17.75	December	28.25	December	20.81	December	19.69	December	18.99	December	22.09	December	22.40

The closing price on February 18, 2004 was $24.06.

FIRSTENERGY CORP.

FirstEnergy Corp. is an energy company, the principal business of which is the supply of electric service by its utility operating subsidiaries in the United States, primarily in Ohio, New Jersey and Pennsylvania.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	—	January	29.00	January	31.06	January	22.75	January	27.85	January	37.20	January	31.20	January	37.52
February	—	February	28.94	February	29.25	February	18.69	February	28.17	February	36.60	February	29.50
March	—	March	30.81	March	27.94	March	20.63	March	27.92	March	34.58	March	31.50
April	—	April	30.25	April	29.69	April	25.44	April	30.30	April	33.30	April	33.73
May	—	May	29.69	May	31.81	May	25.13	May	30.65	May	34.51	May	36.81
June	—	June	30.75	June	31.00	June	23.38	June	32.16	June	33.38	June	38.45
July	—	July	27.56	July	28.56	July	25.50	July	30.34	July	30.75	July	34.49
August	—	August	28.88	August	28.56	August	24.75	August	32.89	August	33.00	August	29.26
September	—	September	31.06	September	25.50	September	26.94	September	35.95	September	29.89	September	31.90
October	—	October	30.00	October	26.06	October	25.88	October	34.46	October	32.45	October	34.39
November	27.00	November	30.94	November	23.31	November	29.50	November	33.78	November	31.68	November	34.65
December	29.00	December	32.56	December	22.69	December	31.56	December	34.98	December	32.97	December	35.20

The closing price on February 18, 2004 was $38.15.

FPL GROUP, INC.

FPL Group, Inc. is a public utility holding company whose subsidiaries are engaged in the generation, transmission, distribution and sale of electric energy and non-rate regulated power projects.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	44.25	January	57.38	January	54.88	January	42.19	January	58.00	January	53.61	January	58.39	January	65.75
February	45.50	February	58.06	February	51.44	February	38.63	February	65.05	February	53.11	February	56.01
March	44.13	March	64.25	March	53.25	March	46.06	March	61.30	March	59.55	March	58.93
April	44.63	April	62.06	April	56.38	April	45.19	April	59.90	April	63.49	April	60.87
May	46.50	May	61.44	May	58.19	May	49.50	May	58.25	May	62.99	May	66.47
June	46.06	June	63.00	June	54.63	June	49.50	June	60.21	June	59.99	June	66.85
July	47.88	July	60.81	July	53.94	July	48.25	July	54.00	July	56.65	July	61.67
August	46.50	August	66.56	August	54.00	August	53.38	August	54.35	August	57.08	August	61.86
September	51.25	September	69.69	September	50.38	September	65.75	September	53.55	September	53.80	September	63.20
October	51.69	October	62.56	October	50.31	October	66.00	October	53.10	October	58.98	October	63.74
November	55.94	November	61.25	November	43.75	November	66.25	November	55.40	November	58.80	November	63.55
December	59.19	December	61.63	December	42.81	December	71.75	December	56.40	December	60.13	December	65.42

The closing price on February 18, 2004 was $66.25.

NATIONAL FUEL GAS COMPANY

National Fuel Gas Company is a diversified energy company that sells natural gas; provides natural gas transportation services; provides interstate natural gas transportation and storage services for affiliated and nonaffiliated companies; engages in the exploration for, and the development and purchase of, natural gas and oil reserves; engages in foreign and domestic energy projects; markets natural gas to industrial, commercial, public authority and residential end-users; and processes timber consisting primarily of high quality hardwoods.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	21.13	January	23.00	January	21.16	January	22.28	January	26.26	January	22.90	January	20.58	January	25.10
February	21.50	February	23.31	February	20.16	February	20.47	February	25.90	February	24.45	February	19.54
March	21.38	March	23.50	March	19.63	March	22.28	March	26.79	March	24.35	March	21.87
April	20.81	April	23.00	April	21.88	April	23.72	April	28.10	April	23.82	April	23.46
May	20.69	May	21.19	May	23.75	May	25.91	May	28.58	May	23.23	May	25.57
June	20.97	June	21.78	June	24.25	June	24.38	June	26.00	June	22.51	June	26.05
July	21.25	July	20.66	July	23.47	July	24.66	July	24.00	July	19.33	July	24.19
August	22.22	August	20.56	August	23.53	August	26.22	August	23.91	August	20.28	August	23.15
September	22.00	September	23.50	September	23.59	September	28.03	September	23.03	September	19.87	September	22.85
October	22.06	October	23.63	October	24.44	October	26.81	October	23.41	October	20.17	October	22.35
November	23.34	November	22.97	November	25.03	November	28.47	November	22.38	November	20.74	November	23.10
December	24.34	December	22.59	December	23.25	December	31.47	December	24.70	December	20.73	December	24.44

The closing price on February 18, 2004 was $25.90.

NICOR INC.

Nicor Inc. is an energy holding company whose subsidiaries are primarily engaged in gas distribution. Nicor Inc. also owns several energy-related ventures, including a retail energy-related products and services business and a wholesale natural gas marketing company.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	36.13	January	40.25	January	38.56	January	34.25	January	35.66	January	40.64	January	31.45	January	33.15
February	33.50	February	41.13	February	38.19	February	30.38	February	37.00	February	41.85	February	30.09
March	32.00	March	42.25	March	35.94	March	32.94	March	37.27	March	45.55	March	27.32
April	33.88	April	40.94	April	36.38	April	33.88	April	39.19	April	46.78	April	30.06
May	34.38	May	38.63	May	37.63	May	36.69	May	38.79	May	48.06	May	35.61
June	35.88	June	40.13	June	38.06	June	32.63	June	38.98	June	45.75	June	37.11
July	36.63	July	38.50	July	38.63	July	34.69	July	37.13	July	27.00	July	36.28
August	36.31	August	38.81	August	38.69	August	36.88	August	38.76	August	28.40	August	33.99
September	37.50	September	41.44	September	37.19	September	36.19	September	38.75	September	28.20	September	35.14
October	38.56	October	42.38	October	38.75	October	35.31	October	38.89	October	31.04	October	34.27
November	40.25	November	42.06	November	34.69	November	38.56	November	38.97	November	31.51	November	32.77
December	42.19	December	42.25	December	32.50	December	43.19	December	41.64	December	34.03	December	34.04

The closing price on February 18, 2004 was $34.80.

NISOURCE INC.

NiSource Inc. is an energy holding company whose subsidiaries provide natural gas, electricity and other products and services to customers located within a corridor in the United States that runs from the Gulf Coast through the Midwest to New England.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	19.50	January	25.53	January	27.13	January	18.38	January	26.90	January	20.80	January	17.77	January	21.00
February	19.94	February	25.69	February	25.94	February	12.94	February	28.63	February	20.99	February	16.94
March	19.63	March	28.00	March	27.00	March	16.88	March	31.12	March	22.95	March	18.20
April	19.75	April	26.81	April	27.75	April	18.50	April	29.77	April	22.10	April	18.90
May	20.25	May	26.88	May	27.94	May	18.06	May	31.30	May	24.23	May	19.61
June	20.66	June	28.00	June	25.81	June	18.63	June	27.33	June	21.83	June	19.00
July	21.06	July	26.63	July	25.94	July	19.44	July	26.36	July	19.80	July	19.30
August	20.41	August	29.25	August	23.75	August	23.94	August	25.21	August	19.89	August	19.34
September	21.06	September	32.88	September	22.13	September	24.38	September	23.31	September	17.23	September	19.98
October	21.97	October	29.94	October	20.50	October	24.94	October	23.75	October	16.52	October	20.71
November	23.41	November	29.31	November	18.81	November	25.69	November	20.90	November	19.49	November	20.75
December	24.72	December	30.44	December	17.88	December	30.75	December	23.06	December	20.00	December	21.94

The closing price on February 18, 2004 was $21.70.

NORTHEAST UTILITIES SYSTEM

Northeast Utilities System is a company which furnishes through its subsidiaries franchised retail electric service to customers in the northeast United States. In addition, it also furnishes franchised retail natural gas service in certain areas and owns a number of competitive energy and related businesses.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	13.13	January	12.25	January	15.31	January	20.50	January	22.58	January	18.11	January	14.35	January	19.25
February	10.38	February	12.50	February	14.94	February	18.81	February	20.40	February	18.38	February	14.00
March	7.88	March	14.31	March	13.88	March	21.50	March	17.38	March	19.87	March	13.92
April	8.25	April	14.13	April	16.00	April	21.50	April	17.85	April	20.00	April	14.92
May	9.13	May	15.94	May	17.63	May	22.13	May	19.24	May	19.85	May	16.16
June	9.56	June	16.94	June	17.69	June	21.75	June	20.75	June	18.81	June	16.74
July	9.75	July	15.25	July	18.75	July	22.13	July	20.00	July	16.65	July	16.80
August	10.06	August	15.00	August	17.56	August	21.75	August	19.50	August	17.51	August	17.27
September	9.63	September	16.75	September	18.38	September	21.69	September	18.73	September	16.90	September	17.92
October	11.50	October	15.63	October	20.81	October	20.38	October	17.65	October	15.05	October	18.84
November	12.94	November	15.75	November	21.13	November	21.56	November	17.40	November	14.37	November	19.95
December	11.81	December	16.00	December	20.56	December	24.25	December	17.63	December	15.17	December	20.17

The closing price on February 18, 2004 was $19.50.

NSTAR

NSTAR is an energy delivery company focusing its activities in the wholesale and retail transmission and distribution of energy in the United States, primarily in New England.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	—	January	—	January	—	January	41.94	January	37.22	January	43.85	January	42.00	January	48.95
February	—	February	—	February	—	February	40.94	February	40.65	February	43.84	February	40.42
March	—	March	—	March	—	March	42.00	March	38.30	March	45.34	March	40.02
April	—	April	—	April	—	April	44.06	April	40.32	April	45.80	April	43.20
May	—	May	—	May	—	May	43.06	May	42.27	May	48.00	May	46.63
June	—	June	—	June	—	June	40.69	June	42.56	June	44.78	June	45.55
July	—	July	—	July	—	July	40.50	July	42.75	July	42.80	July	44.73
August	—	August	—	August	43.19	August	42.06	August	44.56	August	42.60	August	44.60
September	—	September	—	September	38.75	September	40.25	September	41.90	September	39.55	September	47.50
October	—	October	—	October	38.06	October	38.69	October	41.12	October	41.95	October	46.70
November	—	November	—	November	41.50	November	39.44	November	43.24	November	40.90	November	47.65
December	—	December	—	December	40.50	December	42.88	December	44.85	December	44.39	December	48.50

The closing price on February 18, 2004 was $49.93.

ONEOK, INC.

ONEOK Inc. is a diversified energy company engaged in the production, gathering, storage, transportation, distribution and marketing of fuels and products. Its businesses provide natural gas production, distribution, transmission, marketing and processing activities.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	14.81	January	17.09	January	14.63	January	13.06	January	22.35	January	17.25	January	17.15	January	22.69
February	14.25	February	17.50	February	13.47	February	11.34	February	21.98	February	18.24	February	17.23
March	13.00	March	20.38	March	12.38	March	12.50	March	20.45	March	20.85	March	18.34
April	14.88	April	20.25	April	13.97	April	12.63	April	21.61	April	21.86	April	18.97
May	15.13	May	19.53	May	15.00	May	14.56	May	21.05	May	20.77	May	20.37
June	16.09	June	19.94	June	15.88	June	12.97	June	19.70	June	21.95	June	19.63
July	17.50	July	17.06	July	15.91	July	13.34	July	18.20	July	18.50	July	20.86
August	16.19	August	15.03	August	15.53	August	15.97	August	16.20	August	19.34	August	20.99
September	16.31	September	17.00	September	15.16	September	19.88	September	16.56	September	18.90	September	20.17
October	17.16	October	17.13	October	14.59	October	19.81	October	17.22	October	18.94	October	19.89
November	18.69	November	17.41	November	13.47	November	20.41	November	17.20	November	18.94	November	19.81
December	20.19	December	18.06	December	12.56	December	24.06	December	17.84	December	19.20	December	22.08

The closing price on February 18, 2004 was $22.18.

PINNACLE WEST CAPITAL CORPORATION

Pinnacle West Capital Corporation is an energy company which engages in traditional retail and wholesale electricity businesses and related activities, including electricity transmission, distribution and generation; electricity marketing and trading, including wholesale marketing and trading; commodity-related energy services; and other businesses, including real estate development and investment activities.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	31.63	January	40.00	January	40.00	January	30.88	January	43.17	January	39.86	January	31.15	January	39.25
February	31.25	February	40.81	February	36.13	February	27.63	February	46.45	February	40.56	February	30.54
March	30.13	March	44.44	March	36.38	March	28.19	March	45.87	March	45.35	March	33.24
April	28.50	April	44.25	April	38.81	April	35.13	April	50.19	April	43.82	April	33.22
May	29.38	May	44.94	May	41.88	May	35.75	May	49.95	May	40.11	May	37.86
June	30.06	June	45.00	June	40.25	June	33.88	June	47.40	June	39.50	June	37.45
July	31.56	July	42.75	July	39.94	July	39.56	July	42.28	July	34.00	July	34.32
August	32.31	August	43.19	August	38.00	August	41.19	August	44.61	August	33.41	August	34.30
September	33.63	September	44.81	September	36.38	September	50.88	September	39.70	September	27.76	September	35.50
October	34.81	October	43.81	October	36.88	October	43.44	October	42.15	October	28.50	October	36.56
November	38.56	November	45.56	November	33.19	November	46.56	November	41.75	November	32.12	November	39.37
December	42.38	December	42.38	December	30.56	December	47.63	December	41.85	December	34.09	December	40.02

The closing price on February 18, 2004 was $38.70.

PPL CORPORATION

PPL Corporation is an energy and utility holding company that, through its subsidiaries, generates electricity in power plants in the northeastern and western United States; markets wholesale or retail energy primarily in the northeastern and western portions of the United States and in Canada; delivers electricity to customers in the United States, the United Kingdom and Latin America; and provides energy services for businesses in the mid-Atlantic and northeastern United States.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	22.63	January	21.88	January	26.69	January	23.19	January	41.95	January	33.70	January	35.00	January	45.72
February	22.88	February	22.38	February	25.50	February	20.13	February	45.69	February	32.61	February	35.17
March	20.25	March	23.63	March	24.75	March	20.94	March	43.96	March	39.61	March	35.61
April	19.63	April	23.06	April	27.94	April	23.88	April	55.00	April	38.11	April	36.20
May	20.13	May	22.13	May	30.00	May	23.63	May	59.71	May	35.39	May	40.44
June	19.94	June	22.69	June	30.75	June	21.94	June	55.00	June	33.08	June	43.00
July	20.44	July	23.19	July	28.94	July	27.00	July	44.98	July	33.05	July	39.59
August	21.94	August	23.56	August	28.00	August	33.50	August	43.35	August	36.35	August	39.67
September	21.88	September	25.88	September	27.06	September	41.75	September	32.60	September	32.54	September	40.95
October	21.63	October	27.13	October	27.06	October	41.19	October	34.15	October	34.61	October	39.92
November	23.50	November	27.31	November	23.06	November	41.75	November	35.57	November	33.30	November	40.88
December	23.94	December	27.88	December	22.88	December	45.19	December	34.85	December	34.68	December	43.75

The closing price on February 18, 2004 was $45.58.

PROGRESS ENERGY, INC.

Progress Energy, Inc., through its wholly-owned and regulated subsidiaries, is primarily engaged in the generation, transmission, distribution and sale of electricity in portions of North Carolina, South Carolina and Florida; and the transportation, distribution and sale of natural gas in portions of North Carolina. In addition, among other businesses, it is involved in nonregulated generation operations; natural gas exploration and production; coal fuel extraction, manufacturing and delivery; and energy marketing and trading activities.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	37.63	January	40.63	January	41.63	January	32.25	January	41.20	January	43.70	January	40.41	January	44.78
February	37.13	February	41.75	February	39.88	February	29.75	February	43.26	February	44.74	February	38.90
March	36.25	March	45.25	March	37.81	March	32.44	March	43.07	March	50.04	March	39.15
April	34.00	April	43.06	April	40.31	April	36.56	April	44.24	April	51.89	April	41.78
May	34.75	May	41.00	May	43.75	May	34.38	May	42.55	May	51.85	May	47.05
June	35.88	June	43.38	June	42.81	June	31.94	June	44.92	June	52.01	June	43.90
July	35.63	July	40.63	July	41.13	July	33.44	July	42.77	July	46.75	July	40.74
August	33.75	August	43.06	August	36.38	August	37.00	August	41.69	August	46.52	August	40.49
September	35.94	September	46.19	September	35.38	September	41.69	September	42.99	September	40.87	September	44.46
October	35.75	October	45.88	October	34.50	October	40.31	October	42.17	October	41.72	October	43.10
November	37.38	November	46.38	November	30.13	November	43.19	November	41.45	November	42.00	November	43.82
December	42.38	December	47.06	December	30.44	December	49.19	December	45.03	December	43.35	December	45.26

The closing price on February 18, 2004 was $46.35.

QUESTAR CORPORATION

Questar Corporation is an integrated natural gas company that is involved in a wide variety of natural gas activities, including energy development and production; gas gathering and processing; wholesale gas and hydrocarbon liquids marketing, risk management; interstate gas transmission and storage activities and retail gas distribution services. The Company is also involved in providing integrated information technology and communication data-hosting services.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	19.56	January	20.81	January	16.69	January	15.31	January	27.85	January	23.95	January	27.50	January	35.13
February	18.13	February	21.25	February	17.88	February	13.94	February	27.40	February	22.33	February	27.88
March	17.94	March	20.78	March	16.94	March	18.56	March	27.40	March	25.71	March	29.57
April	19.00	April	21.69	April	18.19	April	18.81	April	32.17	April	27.90	April	30.20
May	19.63	May	20.28	May	19.06	May	20.31	May	30.99	May	27.57	May	32.28
June	20.19	June	19.63	June	19.13	June	19.38	June	24.76	June	24.70	June	33.47
July	20.47	July	18.63	July	18.81	July	19.50	July	23.54	July	22.60	July	31.95
August	20.00	August	16.25	August	18.88	August	21.69	August	22.64	August	24.94	August	32.08
September	20.28	September	19.25	September	18.13	September	27.81	September	20.18	September	22.84	September	30.81
October	19.31	October	19.69	October	18.00	October	27.06	October	22.00	October	25.80	October	31.75
November	19.59	November	19.19	November	17.19	November	27.88	November	23.26	November	26.07	November	34.12
December	22.31	December	19.38	December	15.00	December	30.06	December	25.05	December	27.82	December	35.15

The closing price on February 18, 2004 was $36.35.

SCANA CORPORATION

SCANA Corporation is a diversified energy holding company whose subsidiaries engage in businesses relating to the generation and sale of electricity to wholesale and retail customers, the transportation of natural gas to wholesale and retail customers and the supply of and investment in telecommunications resources.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	26.13	January	28.19	January	27.69	January	27.19	January	26.45	January	26.96	January	30.70	January	34.72
February	26.13	February	28.75	February	23.50	February	23.81	February	27.21	February	27.75	February	29.99
March	25.38	March	30.94	March	21.69	March	24.56	March	27.15	March	30.60	March	29.92
April	24.13	April	29.88	April	23.50	April	25.88	April	28.06	April	31.95	April	31.74
May	25.00	May	28.81	May	26.69	May	25.88	May	28.70	May	31.26	May	33.67
June	24.81	June	29.81	June	23.38	June	24.13	June	28.40	June	30.87	June	34.28
July	25.00	July	28.81	July	24.44	July	26.31	July	26.84	July	29.65	July	33.20
August	24.13	August	30.69	August	25.00	August	27.38	August	27.07	August	27.98	August	34.00
September	25.06	September	33.56	September	24.19	September	30.88	September	25.38	September	26.02	September	34.25
October	25.25	October	33.81	October	24.88	October	26.50	October	25.75	October	29.18	October	34.29
November	27.63	November	32.63	November	27.13	November	28.19	November	27.02	November	30.09	November	33.58
December	29.94	December	32.25	December	26.88	December	29.56	December	27.83	December	30.96	December	34.25

The closing price on February 18, 2004 was $35.52.

THE SOUTHERN COMPANY

The Southern Company is a super-regional energy company engaged in producing and supplying electric generating capacity in the southeastern United States.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	13.36	January	14.85	January	16.46	January	15.65	January	17.83	January	24.65	January	28.17	January	29.80
February	13.29	February	15.08	February	15.31	February	13.55	February	18.91	February	25.40	February	28.21
March	12.91	March	16.91	March	14.24	March	13.29	March	21.44	March	26.49	March	28.44
April	12.45	April	16.19	April	16.53	April	15.23	April	23.39	April	28.35	April	29.09
May	12.98	May	16.23	May	17.33	May	15.85	May	23.54	May	27.00	May	31.48
June	13.36	June	16.91	June	16.19	June	14.24	June	23.25	June	27.40	June	31.16
July	13.40	July	15.58	July	16.15	July	14.93	July	23.50	July	28.78	July	28.44
August	12.87	August	17.18	August	16.53	August	18.29	August	23.17	August	28.96	August	28.38
September	13.78	September	17.98	September	15.73	September	19.82	September	23.98	September	28.78	September	29.32
October	14.01	October	17.22	October	16.23	October	17.95	October	23.90	October	29.70	October	29.80
November	14.66	November	18.02	November	14.28	November	19.28	November	22.75	November	26.16	November	29.27
December	15.81	December	17.75	December	14.36	December	20.31	December	25.35	December	28.39	December	30.25

The closing price on February 18, 2004 was $29.91.

TXU CORP.

TXU Corp. is an energy company that engages in electricity generation, wholesale energy sales, retail energy sales and related services; portfolio management, including risk management and certain trading activities; energy delivery; and, through a joint venture, telecommunications services.

1997	Closing Price	1998	Closing Price	1999	Closing Price	2000	Closing Price	2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price
January	40.50	January	41.13	January	43.94	January	35.38	January	37.73	January	48.72	January	18.35	January	24.00
February	40.38	February	40.44	February	42.44	February	32.63	February	41.24	February	50.87	February	15.97
March	34.25	March	39.31	March	41.69	March	29.69	March	41.32	March	54.51	March	17.85
April	33.75	April	40.00	April	39.75	April	33.69	April	43.96	April	54.42	April	19.92
May	34.38	May	39.50	May	45.00	May	35.75	May	49.34	May	51.33	May	20.24
June	34.44	June	41.63	June	41.25	June	29.50	June	48.19	June	51.55	June	22.45
July	35.44	July	40.06	July	42.44	July	31.25	July	46.50	July	43.13	July	20.17
August	34.88	August	42.50	August	40.44	August	34.94	August	47.48	August	48.36	August	22.00
September	36.00	September	46.56	September	37.31	September	39.63	September	46.32	September	41.71	September	23.56
October	35.88	October	43.75	October	38.75	October	37.06	October	45.84	October	14.35	October	22.82
November	40.00	November	44.56	November	35.81	November	39.94	November	45.10	November	15.42	November	22.14
December	41.56	December	46.69	December	35.56	December	44.31	December	47.15	December	18.68	December	23.72

The closing price on February 18, 2004 was $25.00.

7,600,000 Units

Merrill Lynch & Co., Inc.

Strategic Return Notes®

Linked to the Select Utility Index due February 25, 2009

(the “Notes”)

$10 original public offering price per Unit

P R O S P E C T U S S U P P L E M E N T

Merrill Lynch & Co.

February 18, 2004

“Strategic Return Notes” is a registered mark of Merrill Lynch & Co., Inc.